Exhibit 99.1

Legence Reports Third Quarter 2026 Financial Results

Record Quarterly Revenues of $1.31 Billion, an 85% Increase from a Year Ago

Excluding Bowers Acquisition, Revenues (non-GAAP) Grew by 40% from a Year Ago1

Quarterly Adjusted EBITDA (non-GAAP) Increased 99% from Prior Year2

Record Total Backlog and Awarded Contracts of $5.90 Billion, a 92% Increase from a Year Ago

Board Authorizes $150 Million Stock Repurchase Program

Establish Fourth Quarter 2026 Guidance for Revenue of $1.26 Billion - $1.30 Billion and Non-GAAP Adjusted EBITDA of $160 Million - $170 Million

Raise Full Year 2026 Guidance for Revenue to $4.87 Billion - $4.91 Billion and Non-GAAP Adjusted EBITDA of $610 Million - $620 Million

Establish Full Year 2027 Guidance for Revenue of $5.3 Billion - $5.6 Billion and Non-GAAP Adjusted EBITDA of $690 Million - $730 Million

SAN JOSE, California – November 12, 2026 – Legence Corp. (Nasdaq: LGN) (“Legence” or the “Company”) today reported financial results for the third quarter ended September 30, 2026.

“Strong customer demand drove record third-quarter revenue, Adjusted EBITDA, and backlog and awarded contracts for Legence,” said Jeff Sprau, Chief Executive Officer of Legence. “Our team continues to deliver exceptional project execution, which along with an increasing mix of fabrication work, contributed to the delivery of the highest Adjusted EBITDA margin in company history. Additionally, we also recently acquired a mechanical contractor in central Texas, creating an ideal platform to expand customer support across this high-growth region. Our confidence in the fundamentals of our business is reflected in our increased guidance for this year, and growth embedded in our initial 2027 guidance. This outlook also underpins the Board’s authorization of our $150 million stock repurchase program, which broadens our capital allocation options.”

[1]

Excludes impact of approximately $322.7 million of third quarter 2026 revenues from Bowers. Revenue growth (excluding Bowers) is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” for more information.

[2]

Adjusted EBITDA is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are included in the section titled “Non-GAAP Financial Measures.”

Third Quarter 2026 Consolidated Results:

Revenues for the third quarter 2026 totaled $1.31 billion, an increase of 85.1% from $708.0 million for the third quarter 2025. Excluding the impact of the acquisition of The Bowers Group, Inc. (“Bowers”), non-GAAP revenue growth was 39.5%. Gross profit for the third quarter 2026 was $275.5 million with gross margin of 21.0%, compared to gross profit of $148.1 million and gross margin of 20.9% for the third quarter 2025. Excluding the impact of compensation related to legacy Series A Interests and Restricted Series C Interests paid for by entities outside of Legence, we generated non-GAAP Adjusted Gross Profit of $266.6 million and non-GAAP Adjusted Gross Margin of 20.3% for the third quarter 2026, compared to non-GAAP Adjusted Gross Profit of $151.9 million and non-GAAP Adjusted Gross Margin of 21.5% for the third quarter 2025. The decrease in non-GAAP Adjusted Gross Margin was primarily due to a revenue mix shift towards Installation & Maintenance. Net income attributable to Legence for the third quarter 2026 was $89.6 million, or $1.15 per diluted share, compared to a net loss attributable to Legence of $0.6 million for the third quarter 2025, or $(0.02) per diluted share. Net income for the third quarter 2026 was $133.9 million, compared to a net income of $0.4 million for the third quarter 2025. Non-GAAP Adjusted EBITDA for the third quarter 2026 was $177.0 million, an increase of 99.3% from $88.8 million for the third quarter 2025. Refer to “Non-GAAP Financial Measures” for definitions of revenue growth (excluding Bowers), Adjusted Gross Profit, Adjusted Gross Margin, Adjusted EBITDA and Adjusted EBITDA Margin and a reconciliation of each to the most directly comparable GAAP measure.

Legence Corp. Consolidated Results

($ in thousands)	Three Months Ended September 30,
	2026		2025		Year over Year Change
	$	%	$	%	$	%
Revenues:
Engineering & Consulting	$199,940	15.3%	$212,172	30.0%	$(12,232)	(5.8)%
Installation & Maintenance	1,110,728	84.7%	495,834	70.0%	614,894	124.0%

Consolidated Revenues	$1,310,668	100.0%	$708,006	100.0%	$602,662	85.1%

	Three Months Ended September 30,
	2026		2025		Year over Year Change
	$	% Margin	$	% Margin	$	%
Gross Profit:
Engineering & Consulting	$71,723	35.9%	$67,326	31.7%	$4,397	6.5%
Installation & Maintenance	203,776	18.3%	80,733	16.3%	123,043	152.4%

Consolidated Gross Profit	$275,499	21.0%	$148,059	20.9%	$127,440	86.1%

Non-GAAP Adjusted Gross Profit	$266,626	20.3%	$151,903	21.5%	$114,723	75.5%

Non-GAAP Adjusted EBITDA	$177,008	13.5%	$88,821	12.5%	$88,187	99.3%

Engineering & Consulting Segment Results:

Engineering & Consulting segment revenue for the third quarter 2026 totaled $199.9 million, a decrease of (5.8)% from $212.2 million for the third quarter 2025, driven by a decline in Program & Project Management services and modestly lower Engineering & Design revenue, primarily from education clients.

Engineering & Consulting segment gross profit for the third quarter 2026 totaled $71.7 million, an increase of 6.5% from $67.3 million for the third quarter 2025. Excluding the impact of compensation related to legacy Series A Interests and Restricted Series C Interests paid for by entities outside of Legence, we generated non-GAAP Adjusted Gross Profit of $66.6 million and non-GAAP Adjusted Gross Margin of 33.3% for the third quarter 2026, compared to non-GAAP Adjusted Gross Profit of $69.6 million and non-GAAP Adjusted Gross Margin of 32.8% for the third quarter 2025. Refer to “Non-GAAP Financial Measures” for definitions of Adjusted Gross Profit and Adjusted Gross Margin and a reconciliation of each to the most directly comparable GAAP measure. The decrease in non-GAAP Adjusted Gross Profit was primarily driven by lower revenue, partially offset by higher non-GAAP Adjusted Gross Margin. The increase in non-GAAP Adjusted Gross Margin was primarily driven by higher project margins in our Program & Project Management service line, and a favorable revenue mix shift toward Engineering & Design.

Engineering & Consulting Segment Results

($ in thousands)	Three Months Ended September 30,
	2026		2025		Year over Year Change
	$	%	$	%	$	%
Segment Revenues:
Engineering & Design	$109,144	54.6%	$110,939	52.3%	$(1,795)	(1.6)%
Program & Project Management	90,796	45.4%	101,233	47.7%	(10,437)	(10.3)%

Engineering & Consulting Revenues	$199,940	100.0%	$212,172	100.0%	$(12,232)	(5.8)%

	Three Months Ended September 30,
	2026		2025		Year over Year Change
	$	% Margin	$	% Margin	$	%
Engineering & Consulting Gross Profit	$71,723	35.9%	$67,326	31.7%	$4,397	6.5%
Engineering & Consulting Non-GAAP Adjusted Gross Profit	$66,552	33.3%	$69,570	32.8%	$(3,018)	(4.3)%

Installation & Maintenance Segment Results:

Installation & Maintenance segment revenue for the third quarter 2026 totaled $1.11 billion, an increase of 124.0% from $495.8 million for the third quarter 2025. Excluding the impact of the Bowers acquisition, non-GAAP Installation & Maintenance segment revenues grew by 58.9% over the comparable period.3 The increase was driven by strong demand for our Installation & Fabrication services, primarily from data centers & technology clients. The increase in Maintenance & Service revenue was primarily driven by the acquisition of Bowers and growth from education and other clients. See the section titled “Non-GAAP Financial Measures” for more information about non-GAAP revenue growth (excluding Bowers).

[3]

Excludes impact of approximately $322.7 million of third quarter 2026 revenues from Bowers. Revenue growth (excluding Bowers) is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” for more information.

Installation & Maintenance segment gross profit for the third quarter 2026 totaled $203.8 million, an increase of 152.4% from $80.7 million for the third quarter 2025. Excluding the impact of compensation related to legacy Series A Interests and Restricted Series C Interests paid for by entities outside of Legence, we generated non-GAAP Adjusted Gross Profit of $200.1 million and non-GAAP Adjusted Gross Margin of 18.0% for the third quarter 2026, compared to non-GAAP Adjusted Gross Profit of $82.3 million and non-GAAP Adjusted Gross Margin of 16.6% for the third quarter 2025. Refer to “Non-GAAP Financial Measures” for definitions of Adjusted Gross Profit and Adjusted Gross Margin and a reconciliation of each to the most directly comparable GAAP measure. The increase in non-GAAP Adjusted Gross Profit was primarily driven by revenue growth and higher non-GAAP Adjusted Gross Margin. The increase in non-GAAP Adjusted Gross Margin was primarily driven by higher project margins in our Installation & Fabrication service line and greater economies of scale in customer fulfillment support costs, partially offset by a revenue mix shift toward our Installation & Fabrication service line and lower project margins in our Maintenance & Service service line.

Installation & Maintenance Segment Results

($ in thousands)	Three Months Ended September 30,
	2026		2025		Year over Year Change
	$	%	$	%	$	%
Segment Revenues:
Installation & Fabrication	$992,521	89.4%	$408,717	82.4%	$583,804	142.8%
Maintenance & Service	118,207	10.6%	87,117	17.6%	31,090	35.7%

Installation & Maintenance Revenues	$1,110,728	100.0%	$495,834	100.0%	$614,894	124.0%

	Three Months Ended September 30,
	2026		2025		Year over Year Change
	$	% Margin	$	% Margin	$	%
Installation & Maintenance Gross Profit	$203,776	18.3%	$80,733	16.3%	$123,043	152.4%
Installation & Maintenance Non-GAAP Adjusted Gross Profit	$200,074	18.0%	$82,333	16.6%	$117,741	143.0%

Backlog and Awarded Contracts and Book-to-Bill Ratio

Backlog and awarded contracts totaled $5.90 billion at September 30, 2026, an increase of 92.5% from $3.07 billion at September 30, 2025. The consolidated book-to-bill ratio for the three-month period ended September 30, 2026 was 1.2x. Engineering & Consulting segment backlog and awarded contracts increased by 32.6% year over year, primarily from growth in the education and state & local government end markets. Installation & Maintenance segment backlog and awarded contracts increased by 117.2% year over year, primarily from the acquisition of Bowers and strong growth in the data centers & technology and education end markets.

Backlog and Awarded Contracts
($ in thousands)
	As of September 30,		Year over Year Change
	2026	2025	$	%
Engineering & Consulting	$1,186,759	$894,734	$292,025	32.6%
Installation & Maintenance	4,713,825	2,170,714	2,543,111	117.2%

Total Backlog and Awarded Contracts	$5,900,584	$3,065,448	$2,835,136	92.5%

Book-to-bill ratio for the three months ended September 30	1.2x	1.5x
Book-to-bill ratio for the nine months ended September 30	1.2x	1.3x

Acquisitions

On November 1, 2026, the Company completed the acquisition of Central Texas Industrial Contractors (“CTI”). Founded in 2010, CTI is an Austin, Texas-based mechanical contractor supporting mission-critical infrastructure, with a strong presence in the semiconductor end market in central Texas. “Texas is a strategic geographic region for Legence. With CTI, we immediately establish a reputable platform to expand our business and support our customers in this region,” said Jeff Sprau, Chief Executive Officer of Legence. “CTI also adds a high-quality list of new customers and shares a strong cultural alignment with Legence. We are excited to welcome CTI to our team, and look forward to expanding our service reach and accelerating our growth together in this geography.” For the calendar year 2026, CTI is expected to generate revenue of approximately $40 million, of which Legence expects to record approximately $6 to $8 million of revenue during the fourth quarter of 2026.

Share Repurchase Plan

In early November 2026, the Company’s Board of Directors authorized a $150 million share repurchase plan, reflecting the Company’s strong financial position and outlook, as well as a commitment to a disciplined approach to capital allocation. The new share repurchase plan will be executed in accordance with applicable securities laws and regulations, does not require any specific number of shares to be acquired, and may be suspended or discontinued at any time at the Company’s discretion.

Balance Sheet

At September 30, 2026, the Company had cash and cash equivalents of approximately $340.8 million and total debt4 of approximately $1.02 billion. As a result, net leverage was 1.3 times, based on non-GAAP Adjusted EBITDA of the Company for the last 12 months ended September 30, 2026 (“Legence LTM adjusted EBITDA”). When including non-GAAP EBITDA of Bowers for the three months ended December 31, 2025 together with Legence LTM adjusted EBITDA, adjusted net leverage was 1.2 times. Refer to “Non-GAAP Financial Measures” for definitions of net leverage and adjusted net leverage and related reconciliations.

[4]	Total debt defined as Term Loan balance of $990.3 million and Notes Payable balance of $29.4 million.

Guidance

Legence announces the following guidance for the fourth quarter of 2026:

•	Total revenues of $1.26 billion to $1.30 billion; and

•	Non-GAAP Adjusted EBITDA of $160 million to $170 million.

Legence revises guidance for full year 2026 as follows:

•	Total revenues of $4.87 billion to $4.91 billion, up from $4.70 billion to $4.80 billion; and

•	Non-GAAP Adjusted EBITDA of $610 million to $620 million, up from $565 million to $585 million.

Legence announces the following guidance for full year 2027:

•	Total revenues of $5.3 billion to $5.6 billion; and

•	Non-GAAP Adjusted EBITDA of $690 million to $730 million.

Conference Call

Legence will host a webcast and conference call to discuss its financial results on November 12, 2026 at 10:00 a.m. (Eastern Time). The webcast link to the call and the slide presentation to accompany the call remarks can be accessed on the Company’s website at https://investors.wearelegence.com/. A replay of the webcast can be accessed through the same webcast link on the Company’s website shortly after the call and will be available through December 12, 2026.

About Legence

Legence is a leading provider of engineering, consulting, installation, and maintenance services for mission-critical systems in buildings. The Company specializes in designing, fabricating, and installing complex HVAC, process piping, and other mechanical, electrical and plumbing (MEP) systems—enhancing energy efficiency, reliability, and sustainability in new and existing facilities. Legence also delivers long-term performance through strategic upgrades and holistic solutions. Serving some of the world’s most technically demanding sectors, Legence counts over 60% of the Nasdaq-100 Index among its clients.

Forward-Looking Statements

Some of the information in this press release may contain “forward-looking statements.” All statements, other than statements of historical fact, included in this press release including, without limitation, those relating to our strategy, future operations, financial position and guidance, estimated revenues and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “plan,” “potential,” “predict,” “forecast,” “budget,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative versions of these words and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are not historical facts but rather are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, and it is possible that the results described in this press release will not be achieved. Such statements are subject to a number of assumptions, risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, but not limited to: changes to economic and regulatory conditions and other trends in the markets in which we operate; our ability to compete effectively in our target markets; the business plans or financial condition of our customers; the impact of acquired companies, including Bowers, on our organization and the ability to recognize the anticipated benefits of such acquisitions; the regulations related to environmental, health and safety matters; the ability to receive necessary government permits and approvals; the future availability and price of materials and equipment necessary for the performance of our business; the risks associated with inflation, interest rates, recessionary economic conditions and commodity prices; the fact that we outsource various elements of the services we sell and use materials and equipment produced by third parties; our clients’ reliance on third party financing; the recognition of all revenues from our backlog and awarded contracts; our receipt of all payments anticipated under awarded projects and customer contracts; the maintenance of safe work sites and equipment; restrictions imposed by our existing and any future indebtedness; our exposure to costs and liabilities under environmental, health and safety laws; misconduct and errors by employees, subcontractors, partners or third party service providers; and the other risks described under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2026 (the “Annual Report”), and in other documents subsequently filed by the Company from time to time with the SEC. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified in their entirety by the statements in this section, to reflect events or circumstances after the date of this press release. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Annual Report and in the Company’s subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements.

Contact

Media: media@wearelegence.com

Investor Relations: ir@wearelegence.com

Legence Corp.

Condensed Consolidated Statements of Operations

(In thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$1,310,668	$708,006	$3,610,688	$1,812,849
Cost of revenue	1,035,169	559,947	2,928,804	1,424,412

Gross profit	275,499	148,059	681,884	388,437
Selling, general and administrative	70,467	85,887	334,153	227,814
Depreciation and amortization	37,638	24,183	112,438	75,619
Acquisition-related costs	499	795	12,346	971
(Gain) loss on sale of property and equipment	(116)	21	(298)	(199)
Goodwill impairment	—	—	21,586	—
Long-lived asset impairment	—	—	19,491	—
Equity in earnings of joint venture	(115)	(24)	(707)	(848)

Income from operations	167,126	37,197	182,875	85,080
Other expense (income):
Interest expense (including $1,514 and $3,312 for the three months in 2026 and 2025, respectively, and $4,761 and $11,776 for the nine months in 2026 and 2025, respectively, from related parties)	16,477	28,183	50,388	88,228
Interest income	(2,505)	(1,069)	(5,739)	(2,588)
Credit agreement amendment fees	—	64	5,257	2,990
Loss on debt extinguishment	—	5,685	13	5,685
Other income, net	(505)	(123)	(1,243)	(268)

Total other expense, net	13,467	32,740	48,676	94,047

Income (loss) before income tax	153,659	4,457	134,199	(8,967)
Income tax expense	19,782	4,078	17,492	13,662

Net income (loss)	133,877	379	116,707	(22,629)
Net income attributable to noncontrolling interests	44,304	955	38,881	4,430

Net income (loss) attributable to Legence	$89,573	$(576)	$77,826	$(27,059)

		Period from September 12, 2025 to September 30, 2025		Period from September 12, 2025 to September 30, 2025
Earnings (loss) per share:
Basic	$1.16	$(0.02)	$1.06	$(0.02)
Diluted	$1.15	$(0.02)	$0.94	$(0.02)
Weighted-average Class A Common Stock outstanding:
Basic	76,928	58,511	73,406	58,511
Diluted	77,811	58,511	108,872	58,511

Legence Corp.

Condensed Consolidated Balance Sheets

(In thousands, except par value and share amounts) (Unaudited)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$340,778	$230,166
Accounts receivable, net	841,535	584,060
Contract assets, net	513,316	259,941
Prepaid expenses and other current assets	67,383	36,179

Total current assets	1,763,012	1,110,346
Property and equipment, net of accumulated depreciation of $126,411 and $98,650 as of September 30, 2026 and December 31, 2025, respectively	140,112	92,333
Operating lease right-of-use assets (including $17,690 and $20,025 as of September 30, 2026 and December 31, 2025, respectively, from related parties)	155,441	117,139
Goodwill	822,521	764,336
Intangible assets, net	759,525	551,420
Other assets	192,018	43,822

Total assets	$3,832,629	$2,679,396

Liabilities and Equity
Current liabilities:
Accounts payable	$440,232	$246,161
Accrued compensation and benefits	153,655	68,064
Accrued and other current liabilities	93,386	16,475
Contract liabilities	482,046	339,462
Current portion of operating lease liabilities (including $4,015 and $3,920 as of September 30, 2026 and December 31, 2025, respectively, from related parties)	33,050	21,300
Current portion of long-term debt	22,329	16,694

Total current liabilities	1,224,698	708,156
Long-term debt, net of current portion (including $88,790 and $84,735 as of September 30, 2026 and December 31, 2025, respectively, from related parties)	1,007,424	812,398
Operating lease liabilities, net of current portion (including $14,718 and $17,282 as of September 30, 2026 and December 31, 2025, respectively, from related parties)	130,505	103,762
Tax receivable agreement liability - related party	342,729	207,448
Deferred tax liabilities, net	42,390	46,714
Other long-term liabilities	12,847	12,123

Total liabilities	2,760,593	1,890,601
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding as of September 30, 2026 and December 31, 2025	—	—
Class A common stock, $0.01 par value, 1,000,000,000 shares authorized, 77,102,104 and 63,856,975 shares issued, 77,037,919 and 63,856,975 shares outstanding as of September 30, 2026 and December 31, 2025, respectively	771	638
Class B common stock, $0.01 par value, 200,000,000 shares authorized, 31,171,134 and 41,479,954 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	312	415
Class A common stock in treasury at cost, 64,185 treasury shares as of September 30, 2026 and no treasury shares as of December 31, 2025	(3,404)	—
Additional paid-in capital	909,132	701,791
Accumulated deficit	(232,123)	(309,949)
Accumulated other comprehensive income (loss)	7,792	(698)

Total Legence stockholders’ equity	682,480	392,197
Noncontrolling interests	389,556	396,598

Total stockholders’ equity	1,072,036	788,795

Total liabilities and stockholders’ equity	$3,832,629	$2,679,396

Legence Corp.

Condensed Consolidated Statements of Cash Flows

(In thousands) (Unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$116,707	$(22,629)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Amortization of intangible assets	98,604	61,888
Depreciation of property and equipment	32,279	23,723
Goodwill impairment	21,586	—
Long-lived asset impairment	19,491	—
Amortization of debt issuance costs and discounts	1,299	3,007
Stock-based compensation	61,158	21,881
Compensation expense - Performance Interests	15,554	—
Deferred taxes	(24,643)	6,378
Equity in earnings of joint venture	(707)	(848)
Return on investment in joint venture	500	500
Operating lease right-of-use asset lease expense	22,484	12,959
Loss on debt extinguishment	13	5,685
Other	348	148
Changes in operating assets and liabilities:
Accounts receivable, net	(73,599)	(139,448)
Contract assets	(184,847)	(46,182)
Prepaid expenses and other current assets	(12,395)	1,198
Accounts payable	116,630	94,542
Accrued compensation and benefits	57,174	34,355
Accrued and other current liabilities	11,751	(4,110)
Contract liabilities	15,535	120,027
Operating lease liabilities, current and long-term	(19,417)	(10,727)
Other long-term assets and liabilities	1,476	(223)

Cash provided by operating activities	276,981	162,124

Cash flows from investing activities:
Purchases of property and equipment	(60,184)	(24,734)
Consideration paid for acquisitions, net of cash acquired	(281,293)	(453)
Proceeds from sale of property and equipment	327	226

Cash used in investing activities	(341,150)	(24,961)

Cash flows from financing activities:
Term loan borrowings (including $15,000 and $2,495 in 2026 and 2025, respectively, from related parties)	200,000	2,495
Term loan payments (including $74,797 in 2025 to related parties)	(7,471)	(795,073)
Revolver borrowings	25,000	—
Revolver payments	(25,000)	—
Notes payable payments	(7,428)	(6,102)
Finance lease payments	(4,430)	(2,694)
Proceeds from issuance of shares under ESPP	1,768	—
Proceeds from IPO, net of underwriting discounts and commissions	—	780,243
Payments for deferred offering costs	(60)	(21,165)
Proceeds from exercise of stock options	175	—
Payments of withholding taxes related to net share settlement of equity awards	(3,404)	—
Distribution to Legence Parent	(5,800)	—
Other	1,431	—

Cash provided by (used in) financing activities	174,781	(42,296)

Increase in cash and cash equivalents	110,612	94,867
Cash and cash equivalents, beginning of period	230,166	81,167

Cash and cash equivalents, end of period	$340,778	$176,034

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures as described below.

Our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies, have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our operating results as reported under GAAP. Additionally, we do not consider our non-GAAP financial measures superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP.

In addition, this press release includes certain projections of the non-GAAP financial measure Adjusted EBITDA. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliations of the forward-looking non-GAAP financial measures are included.

Revenue Growth (excluding Bowers)

This press release discloses consolidated revenue growth of Legence of 39.5%, and revenue growth of Legence’s Installation & Maintenance segment of 58.9%, for the quarter ended September 30, 2026, compared to the quarter ended September 30, 2025, the calculation of which, in each case, excludes the impact of approximately $322.7 million of third quarter 2026 revenues from Bowers. Such metrics are not calculated in accordance with GAAP. Management believes such metrics provide investors with useful supplemental information regarding the Company’s organic revenue performance by presenting revenue growth without giving effect to the impact of the Bowers acquisition. As calculated in accordance with GAAP, revenue growth of Legence was 85.1% (based on third quarter 2026 and 2025 consolidated revenues of $1.31 billion and $708.0 million, respectively), and revenue growth of Legence’s Installation & Maintenance segment was 124.0% (based on third quarter 2026 and 2025 I&M segment revenues of $1.11 billion and $495.8 million, respectively), for the quarter ended September 30, 2026 compared to the quarter ended September 30, 2025.

Adjusted EBITDA and Adjusted EBITDA Margin; Net Leverage and Adjusted Net Leverage

Adjusted EBITDA and Adjusted EBITDA Margin are financial measures not presented in accordance with GAAP but are intended to provide useful and supplemental information to investors and analysts as they evaluate our performance. Adjusted EBITDA is defined as net income (loss) adjusted to exclude, or otherwise reflect, interest expense, interest income, income tax expense, depreciation and amortization, credit agreement amendment fees, goodwill impairment, long-lived asset impairment, net (gain) loss on sale and disposition of property and equipment, loss on debt extinguishment, acquisition and integration costs, system deployment costs, strategic initiative costs, indemnification asset adjustments, Tax Receivable Agreement liability remeasurements and stock-based and other non-cash compensation expense (benefit). Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA Margin should not be considered alternatives to net income (loss) or net income (loss) margin, respectively, as determined in accordance with GAAP. Management believes that the exclusion of the above-described items from net income (loss) in the presentation of the non-GAAP measures identified above enables us and our investors to more effectively evaluate our operations period over period and to identify operating trends that might not be apparent due to, among other reasons, the variable nature of these items, both in value and frequency, period over period. In addition, management believes these measures may be useful for investors in comparing our operating results with those of other companies.

Net leverage is defined as net debt of Legence divided by Adjusted EBITDA of Legence, and adjusted net leverage is defined as net debt of Legence divided by LTM combined adjusted EBITDA. Net debt includes total balance sheet debt, excluding finance lease liabilities, less cash and cash equivalents. LTM combined adjusted EBITDA is the sum of (1) adjusted EBITDA of Legence for the 12-month period ended September 30, 2026 (or “Legence LTM adjusted EBITDA”) and (2) EBITDA of Bowers for the three month period ended December 31, 2025 (“Bowers EBITDA”), which is based on certain unaudited financial information of Bowers for the three months ended December 31, 2025. Bowers EBITDA is defined as net income, plus depreciation and amortization, interest income and income tax expense. The Company believes these non-GAAP measures are useful to investors as they provide alternative information that management believes to be useful in assessing (including, in the case of adjusted net leverage, on a combined basis giving effect to the Bowers acquisition) our ability to meet our payment obligations in addition to considering the absolute amount of our debt.

The following table provides a reconciliation (the “Legence adjusted EBITDA Reconciliation”) of our net income (loss), the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EBITDA, and a calculation of Adjusted EBITDA Margin for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,	Twelve Months Ended September 30,
	2026	2025	2026	2025	2025	2026
Net income (loss)	$133,877	$379	$116,707	$(22,629)	$(77,303)	$62,033
Interest expense	16,477	28,183	50,388	88,228	101,778	63,938
Interest income	(2,505)	(1,069)	(5,739)	(2,588)	(4,488)	(7,639)
Income tax expense	19,782	4,078	17,492	13,662	22,161	25,991
Depreciation and amortization	44,417	27,490	130,883	85,611	114,288	159,560
Credit agreement amendment fees(1)	—	64	5,257	2,990	6,302	8,569
Goodwill impairment	—	—	21,586	—	24,966	46,552
Long-lived asset impairment	—	—	19,491	—	2,415	21,906
(Gain) loss on sale of property and equipment	(116)	21	(298)	(199)	(326)	(425)
Loss on debt extinguishment	—	5,685	13	5,685	6,651	979
Acquisition and integration costs(2)	509	1,169	12,622	2,935	8,436	18,123
System deployment costs(3)	—	—	—	2,140	2,140	—
Strategic initiative costs(4)	—	4,181	2,711	14,128	17,092	5,675
Indemnification asset adjustments(5)	(112)	—	(310)	—	3,796	3,486
Tax Receivable Agreement liability remeasurements(6)	—	—	(161)	—	2,914	2,753
Stock-based and other non-cash compensation expense (benefit)(7)	(35,321)	18,640	79,036	21,881	68,003	125,158

Adjusted EBITDA	$177,008	$88,821	$449,678	$211,844	$298,825	$536,659
Net income (loss) margin	10.2%	0.1%	3.2%	(1.2)%	(3.0)%	1.4%
Adjusted EBITDA margin	13.5%	12.5%	12.5%	11.7%	11.7%	12.3%

(1)	Represents costs incurred in connection with our debt refinancings in each of the periods presented.
(2)

For the three months ended September 30, 2026, $0.5 million relates to acquisition costs recorded in acquisition-related costs in the Condensed Consolidated Statements of Operations. For the three months ended September 30, 2025, $0.8 million relates to acquisition costs recorded in acquisition-related costs, and $0.4 million relates to acquisition integration costs recorded in selling, general and administrative costs in the Condensed Consolidated Statements of Operations. For the nine months ended September 30, 2026 and 2025, the figures include $12.3 million and $1.0 million, respectively, of acquisition costs recorded in acquisition-related costs and $0.3 million and $1.9 million, respectively, of acquisition integration costs recorded in selling, general and administrative costs in the Condensed Consolidated Statements of Operations.

(3)	Represents consulting and initial upfront costs associated with implementing and optimizing certain enterprise resource planning systems.
(4)

Represents (i) consulting, legal, accounting, and other expenses in connection with non-recurring extraordinary company transactions, including fees related to our IPO that did not meet the requirements to be deferred issuance costs and (ii) consulting, legal, accounting, and other expenses in connection with secondary offerings conducted on behalf of our selling shareholders.

(5)

Represents adjustments to an indemnification asset related to unrecognized tax benefits acquired in a prior acquisition recorded in Other income, net in the Condensed Consolidated Statements of Operations and is fully offset in Income tax expense (benefit) in the Condensed Consolidated Statements of Operations.

(6)	Tax Receivable Agreement liability remeasurements are recorded in Other income, net in the Condensed Consolidated Statements of Operations.
(7)	Includes compensation (benefit) expense relating to legacy Series A Interests and Restricted Series C Interests as well as RSUs, stock options, and the ESPP.

The following table provides a reconciliation (the “Bowers EBITDA Reconciliation”) of net income of Bowers, the most directly comparable financial measure presented in accordance with GAAP, to Bowers EBITDA for the three months ended December 31, 2025:

($ in thousands)	Three Months Ended December 31, 2025
Net Income	$22,031
Interest Income	(608)
Income Tax Expense	992
Depreciation and Amortization	442

EBITDA	$22,857

The following table, taken together with the Legence adjusted EBITDA Reconciliation and the Bowers EBITDA Reconciliation, presents the calculation of LTM combined adjusted EBITDA:

($ in thousands)	Nine Months Ended September 30, 2026	Three Months Ended December 31, 2025	Twelve Months Ended September 30, 2026
Legence Adjusted EBITDA	$449,678	$86,981	$536,659
Bowers EBITDA		22,857	22,857

LTM combined adjusted EBITDA			$559,516

The following table presents the calculation of net leverage and adjusted net leverage:

($ in thousands)	September 30, 2026
Cash and cash equivalents	$340,778
Term Loan	$990,301
Notes Payable	29,369

Total Debt(1)	$1,019,670
Net Debt(1)	$678,892
Legence LTM adjusted EBITDA	$536,659
Net Leverage	1.3
LTM combined adjusted EBITDA(2)	$559,516
Adjusted Net Leverage	1.2

(1)	Excludes approximately $16.5 million of finance leases in September 30, 2026
(2)	Represents the sum of (a) Adjusted EBITDA of Legence for the 12-month period ended September 30, 2026 and (b) EBITDA of Bowers for the three month period ended December 31, 2025

Adjusted Gross Profit and Adjusted Gross Margin

Adjusted Gross Profit is a financial measure not presented in accordance with GAAP but is intended to provide useful and supplemental information to investors and analysts as they evaluate our performance. Gross profit is defined as revenue less cost of revenue services. Adjusted Gross Profit is defined as gross profit adjusted to exclude compensation related to legacy Series A Interests and Restricted Series C Interests, where the payment of this expense is borne by entities outside of Legence Adjusted Gross Profit should not be considered an alternative to gross profit that is derived in accordance with GAAP. Adjusted Gross Margin is defined as Adjusted Gross Profit divided by revenue. Management believes that the exclusion of the above-described items from gross profit in the presentation of the non-GAAP measure identified above enables us and our investors to supplement the evaluation of our operations period over period and to identify operating trends that might not otherwise be apparent due to, among other reasons, the variable nature of these items, both in value and frequency, period over period. In addition, management believes this measure may be useful for investors in comparing our operating results with those of other companies.

The following table provides a reconciliation of our gross profit, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted Gross Profit for the periods presented herein (in thousands) and our Adjusted Gross Margin for the same periods:

	Three Months Ended September 30,
	2026	2025
Gross Profit
Engineering & Consulting Segment	$71,723	$67,326
Installation & Maintenance Segment	203,776	80,733

Consolidated	$275,499	$148,059
Non-GAAP Adjustments:
Compensation related to legacy Series A Interests and Restricted Series C Interests(1)
Engineering & Consulting Segment	$(5,171)	$2,244
Installation & Maintenance Segment	(3,702)	1,600

Consolidated	$(8,873)	$3,844
Non-GAAP Adjusted Gross Profit:
Engineering & Consulting Segment	$66,552	$69,570
Installation & Maintenance Segment	200,074	82,333

Consolidated	$266,626	$151,903
Non-GAAP Adjusted Gross Margin:
Engineering & Consulting Segment	33.3%	32.8%
Installation & Maintenance Segment	18.0%	16.6%
Consolidated	20.3%	21.5%

(1)

Represents the portion of compensation related to legacy Series A Interests and Restricted Series C Interests paid for by entities outside of Legence and recorded in cost of revenue in the Condensed Consolidated Statements of Operations. Figures exclude the portion of stock-based compensation expense related to restricted stock units and other equity awards issued by Legence.

Backlog and Awarded Contracts and Book-to-Bill Ratio

We believe that backlog and awarded contracts and book-to-bill ratio enable us to more effectively forecast our future results and working capital needs, as well as better identify future operating trends that may not otherwise be apparent. Backlog represents, as of any date of determination, the expected revenue values of the remaining performance obligations under our contracted fixed-price projects. Awarded contracts represents, as of any date of determination, the expected revenue values of projects awarded to us following a request for proposals but for which a formal contract has not yet been signed. We calculate our book-to-bill ratio by taking our additions to backlog and awarded contracts, excluding additions that were attained through acquisition, for the period, and dividing it by revenue from fixed-price contracts for the same period. Given that backlog and awarded contracts and book-to-bill ratio are operational measures and that our methodology for calculating each such measure does not meet the definition of a non-GAAP financial measure, as that term is defined by the SEC, a quantitative reconciliation for each is not required or provided.